Media Contact:	Investor Contacts:
Eric Boomhower	Christina Putnam	Susan Wright
(803) 217-7701	(803) 217-7512	(803) 217-4436
eboomhower@scana.com	cputnam@scana.com	susan.wright@scana.com

SCANA Reports Financial Results for Second Quarter 2014

Cayce, S.C., July 31, 2014... SCANA Corporation (NYSE: SCG) today announced earnings for the second quarter of 2014 of $96 million, or basic earnings per share of 68 cents, compared to $85 million, or basic earnings per share of 60 cents, for the second quarter of 2013.

For the first six months of 2014, SCANA reported earnings of $289 million, or basic earnings per share of $2.05, compared to $237 million, or basic earnings per share of $1.73, for the same period in 2013.

“Second quarter results improved principally due to weather related electric sales,” said Jimmy Addison, Executive Vice President and Chief Financial Officer. “Year to date, earnings increases were due to weather, a rate increase under the Base Load Review Act, and continued customer growth.”

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for the second quarter of 2014 at South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, were $99 million, or basic earnings per share of 70 cents, compared to $88 million, or basic earnings per share of 63 cents, in the second quarter of 2013. Increases in margins due primarily to weather, a Base Load Review Act rate increase, and customer growth, as well as higher gas margins, were partially offset by increases in operations and maintenance expenses, and expenses related to our capital program including property taxes and depreciation, as well as share dilution. At June 30, 2014, SCE&G was serving approximately 684,000 electric customers and approximately 332,000 natural gas customers, up 1.4 and 2.3 percent over the previous year.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported earnings for the second quarter of 2014 of $2 million, or basic earnings per share of 1 cent, compared to breakeven results in the second quarter of 2013, due to increased gas margins from customer growth. At June 30, 2014, PSNC Energy was serving approximately 505,000 customers, an increase of 2.3 percent over the previous year.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported a seasonal loss of $3 million, or 2 cents per share, in the second quarter 2014, consistent with the second quarter of 2013.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include Carolina Gas Transmission, SCANA Communications, SCANA Energy Marketing and the holding company, reported a loss of $2 million, or 1 cent per share, for the second quarter of 2014, consistent with the second quarter of 2013.

EARNINGS OUTLOOK

The Company reaffirms its guidance for 2014 earnings per share to be in the range of $3.45 to $3.65, with an internal target of $3.55 per share. The Company’s average annual growth rate target is 3 to 6 percent over the next 3 to 5 years.

Factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 3:00 p.m. ET on Thursday, July 31, 2014. The call-in numbers for the conference call are 1-877-870-4263 (US), 1-855-669-9657 (Canada) and 1-412-317-0790 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through August 10, 2014. The telephone replay numbers are 1-877-344-7529 (US) and 1-412-317-0088 (Canada/International). The passcode for the telephone replay is 10048575.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com. Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will also be available on the website through August 10, 2014.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 684,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (7) the loss of sales to distributed generation, such as solar photovoltaic systems; (8) growth opportunities for SCANA’s regulated and diversified subsidiaries; (9) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (10) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA's subsidiaries; (11) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (12) payment and performance by counterparties and customers as contracted and when due; (13) the results of efforts to license, site, construct and finance facilities for electric generation and transmission; (14) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (15) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed, at agreed upon prices, for our construction program, operations and maintenance; (16) the results of efforts to ensure the physical and cyber security of key assets and processes; (17) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (18) the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses; (19) labor disputes; (20) performance of SCANA’s pension plan assets; (21) changes in taxes; (22) inflation or deflation; (23) compliance with regulations; (24) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (25) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or SCE&G with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating Revenues:
Electric(1)	$610	$610	$1,289	$1,193
Gas-Regulated	150	158	608	540
Gas-Nonregulated	266	248	719	594
Total Operating Revenues	1,026	1,016	2,616	2,327

Operating Expenses:
Fuel Used in Electric Generation	211	188	424	374
Purchased Power	16	9	41	16
Gas Purchased for Resale	318	310	987	811
Other Operation and Maintenance(1)	174	171	354	347
Depreciation and Amortization	95	94	190	188
Other Taxes	58	55	116	109
Total Operating Expenses	872	827	2,112	1,845

Operating Income	154	189	504	482

Other Income (Expense)
Other Income(1)	69	12	85	25
Other Expense	(13)	(10)	(27)	(22)
Interest Charges, Net	(76)	(74)	(152)	(148)
Allowance for Equity Funds Used During Construction	8	6	14	10
Total Other Expense	(12)	(66)	(80)	(135)

Income Before Income Tax Expense	142	123	424	347
Income Tax Expense	(46)	(38)	(135)	(110)

Net Income	$96	$85	$289	$237

Basic Earnings Per Share of Common Stock	$0.68	$0.60	$2.05	$1.73
Diluted Earnings Per Share of Common Stock(2)	$0.68	$0.60	$2.05	$1.72
Weighted Average Shares Outstanding (Millions):
Basic	141.7	139.6	141.4	137.0
Diluted(2)	141.7	139.6	141.4	137.9
Dividends Declared Per Share of Common Stock	$0.5250	$0.5075	$1.0500	$1.0150

Note (1): Pursuant to Orders of the Public Service Commission of South Carolina, SCE&G’s electric revenues for the second quarter and year to date June 30, 2014, reflect a $60 million downward adjustment, $46 million of which is related to fuel cost recovery and $14 million of which relates to SCE&G’s demand side management program.  Under those Orders, the Company concurrently recognized, within other income, $55 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities, and applied, as an offset to operation & maintenance expense, $5 million of its storm damage reserve, also previously recorded as a regulatory liability. These adjustments had no impact on net income.

Note (2): In March 2013, SCANA settled an equity forward sales agreement through the issuance of 6.6 million shares of common stock. Diluted earnings per share reflects the Company’s use of the treasury stock method during periods in which the forward sales agreement was outstanding and the average market price of SCANA’s common stock was above the per share adjusted forward sales price.

Earnings per Share by Company:
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
SC Electric & Gas	$0.70	$0.63	$1.59	$1.31
PSNC Energy	0.01	0.00	0.25	0.24
SCANA Energy-Georgia	(0.02)	(0.02)	0.13	0.14
Corporate and Other	(0.01)	(0.01)	0.08	0.04
Basic Earnings per Share	$0.68	$0.60	$2.05	$1.73
Diluted Earnings per Share(2)	$0.68	$0.60	$2.05	$1.72

Variances in Earnings per Share:
(Unaudited)
	Quarter Ended	Six Months Ended
	June 30,	June 30,
2013 Basic Earnings per Share	$0.60	$1.73

Variances:
Electric Margin and Other Income	0.12	0.37
Natural Gas Margin	0.01	0.08
Operations & Maintenance Expense(3)	(0.01)	(0.03)
Interest Expense (Net of AFUDC)	0.00	0.01
Depreciation	0.00	(0.01)
Property Taxes	(0.02)	(0.03)
Change in Effective Tax Rate	(0.01)	0.00
Dilution	(0.01)	(0.07)
Variances in Earnings per Share	0.08	0.32

2014 Basic Earnings per Share	$0.68	$2.05

Note (3): The O&M variances noted reflect the adjustment described in Note 1.